EXHIBIT 99.1

AutoZone 2nd Quarter Same Store Sales Increase 5.9%; EPS Increases 24.4% to $4.15

MEMPHIS, Tenn., Feb. 28, 2012 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $1.8 billion for its second quarter (12 weeks) ended February 11, 2012, an increase of 8.6% from the second quarter of fiscal 2011 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 5.9% for the quarter.

Net income for the quarter increased $18.9 million, or 12.7%, over the same period last year to $166.9 million, while diluted earnings increased 24.4% to $4.15 per share from $3.34 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 51.3% (versus 50.9% for last year's quarter). The improvement in gross margin was primarily attributable to lower shrink expense (35 bps). Operating expenses, as a percentage of sales, were 34.7% (versus 34.6% last year). The primary contributor to the increase in operating expenses, as a percentage of sales, was higher self insurance costs (59 bps), partially offset by leverage of other operating expenses due to higher sales volumes.

Under its share repurchase program, AutoZone repurchased 501 thousand shares of its common stock for $173 million during the second quarter, at an average price of $345 per share. At quarter end, the Company had $486 million remaining under its current share repurchase authorization.

The Company's inventory increased 6.6% over the same period last year, driven by an increase in store count and continued strategic investments in hard parts assortment. However, inventory per store was $530 thousand versus $517 thousand last year, an increase of 2.3%.

"We are pleased to announce another quarter of strong performance. This marks the thirteenth consecutive quarter of 20% plus growth in earnings per share and our twenty second consecutive quarter of double digit growth. We remain committed to executing our 2012 operating theme of "1TEAM; Driving our Future." We continued our focus on improving parts coverage; hiring, retaining, and training the best automotive parts professionals; and growing our Commercial business. The commitment of our more than 65,000 AutoZoners to providing trustworthy advice is what sets our company apart, and it is their dedication to meeting and exceeding our customers' needs that leads to our success. Additionally, our return on invested capital on a trailing four-quarter basis reached another new all-time high at 32.2%. We remain committed to our disciplined approach of growing operating earnings while efficiently utilizing our capital," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended February 11, 2012, AutoZone opened 29 new stores in the U.S. and opened 6 new stores in Mexico. As of February 11, 2012, the Company had 4,580 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 287 stores in Mexico for a total store count of 4,867.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, February 28, 2012, beginning at 10:00 a.m. (EST) to discuss its second quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, March 6, 2012 at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 27, 2011, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 2nd Quarter Highlights - Fiscal 2012

Condensed Consolidated Statements of Operations
2nd Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	February 11, 2012	February 12, 2011

Net sales	$ 1,804,069	$ 1,660,946
Cost of sales	877,854	815,335
Gross profit	926,215	845,611
Operating, SG&A expenses	625,564	573,863
Operating profit (EBIT)	300,651	271,748
Interest expense, net	38,923	39,576
Income before taxes	261,728	232,172
Income taxes	94,798	84,116
Net income	$ 166,930	$ 148,056
Net income per share:
Basic	$ 4.25	$ 3.41
Diluted	$ 4.15	$ 3.34
Weighted average shares outstanding:
Basic	39,281	43,399
Diluted	40,237	44,378

Year-To-Date 2nd Quarter, FY 2012
(in thousands, except per share data)	GAAP Results
	24 Weeks Ended	24 Weeks Ended
	February 11, 2012	February 12, 2011

Net sales	$ 3,728,411	$ 3,452,608
Cost of sales	1,818,569	1,699,249
Gross profit	1,909,842	1,753,359
Operating, SG&A expenses	1,268,257	1,175,491
Operating profit (EBIT)	641,585	577,868
Interest expense, net	78,017	76,829
Income before taxes	563,568	501,039
Income taxes	205,513	180,908
Net income	$ 358,055	$ 320,131
Net income per share:
Basic	$ 9.05	$ 7.27
Diluted	$ 8.83	$ 7.11
Weighted Average Shares outstanding:
Basic	39,573	44,034
Diluted	40,551	45,006

Selected Balance Sheet Information
(in thousands)
	February 11, 2012	February 12, 2011	August 27, 2011

Cash and cash equivalents	$ 103,207	$ 107,881	$ 97,606
Merchandise inventories	2,577,704	2,418,751	2,466,107
Current assets	2,908,564	2,738,115	2,792,425
Property and equipment, net	2,724,396	2,554,864	2,668,875
Total assets	6,056,464	5,765,603	5,869,602
Accounts payable	2,824,873	2,524,539	2,755,853
Current liabilities*	3,516,789	3,225,136	3,430,896
Total debt*	3,464,360	3,249,230	3,351,682
Stockholders' (deficit)	(1,295,524)	(1,038,412)	(1,254,232)
Working capital	(608,225)	(487,021)	(638,471)

* Current liabilities and total debt both include short-term borrowings of $29,560 at February 11, 2012; $40,930 at February 12, 2011 and $34,082 at August 27, 2011.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	February 11, 2012	February 12, 2011
Net income	$ 886,898	$ 791,809
Add: Interest	171,745	163,088
Taxes	499,877	451,575
EBIT	1,558,520	1,406,472

Add: Depreciation	203,962	193,402
Rent expense	220,875	204,218
Share-based expense	29,551	22,372
EBITDAR	$ 2,012,908	$ 1,826,464

Debt	$ 3,464,360	$ 3,249,230
Capital lease obligations	103,774	81,848
Add: rent x 6	1,325,250	1,225,308
Adjusted debt	$ 4,893,384	$ 4,556,386

Adjusted debt to EBITDAR	2.4	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
	February 11, 2012	February 12, 2011	February 11, 2012	February 12, 2011

Depreciation	$ 47,523	$ 44,126	$ 96,170	$ 88,417
Capital spending	$ 70,506	$ 62,546	$ 132,430	$ 108,357

Cash flow before share repurchases:
Increase in cash and cash equivalents	$ 6,531	$ 9,868	$ 5,601	$ 9,601
Subtract increase/(decrease) in debt	107,856	370,014	113,652	340,744
Add back share repurchases	172,505	394,396	482,270	694,050
Cash flow before share repurchases and changes in debt	$ 71,180	$ 34,250	$ 374,219	$ 362,907

Other Selected Financial Information
(in thousands, except ROIC)
	February 11, 2012	Febuary 12, 2011

Cumulative share repurchases ($ since fiscal 1998)	$ 10,663,643	$ 9,408,622
Remaining share authorization ($)	$ 486,357	$ 491,378

Cumulative share repurchases (shares since fiscal 1998)	128,799	124,577

Shares outstanding, end of quarter	38,951	42,611

	Trailing 4 Quarters
	February 11, 2012	February 12, 2011
Net income	$ 886,898	$ 791,809
Adjustments:
Interest expense	171,745	163,088
Rent expense	220,875	204,218
Tax effect*	(141,523)	(133,615)
After-tax return	1,137,995	1,025,500

Average debt**	3,328,075	2,902,027
Average stockholders' deficit**	(1,210,962)	(695,593)
Add: Rent x 6	1,325,250	1,225,308
Average capital lease obligations**	88,413	74,039
Pre-tax invested capital	$ 3,530,776	$ 3,505,781

Return on Invested Capital (ROIC)	32.2%	29.3%

* Effective tax rate over trailing four quarters ended February 11, 2012 is 36.0% and February 12, 2011 is 36.3%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 2nd Quarter Fiscal 2012
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
	February 11, 2012	February 12, 2011	February 11, 2012	February 12, 2011
Domestic stores:
Store count:
Beginning domestic stores	4,551	4,404	4,534	4,389
Stores opened	29	21	46	36
Stores closed	--	--	--	--
Ending domestic stores	4,580	4,425	4,580	4,425
Relocated stores	4	--	5	4

Stores with commercial programs	2,825	2,521	2,825	2,521

Square footage (in thousands):	29,636	28,547	29,636	28,547

Mexico stores:
Stores opened	6	8	8	11
Total stores in Mexico	287	249	287	249

Total stores chainwide	4,867	4,674	4,867	4,674

Square footage (in thousands):	31,727	30,362	31,727	30,362
Square footage per store	6,519	6,496	6,519	6,496

Sales Statistics
($ in thousands, except sales per average square foot and percentages)
	12 Weeks Ended	12 Weeks Ended	Trailing 4 Quarters	Trailing 4 Quarters
Total Auto Parts (Domestic and Mexico)	February 11, 2012	February 12, 2011	February 11, 2012	February 12, 2011
Total auto parts sales	$ 1,762,903	$ 1,623,949	$ 8,174,796	$ 7,563,470
% Increase vs. LY	8.6%	10.3%	8.1%	10.6%

Sales per average store	$ 364	$ 349	$ 1,714	$ 1,651
Sales per average square foot	$ 56	$ 54	$ 263	$ 255

Domestic Commercial
Total domestic commercial sales	$ 266,547	$ 213,849	$ 1,179,408	955,914
% Increase vs. LY	24.6%	21.2%	23.4%	19.5%

All Other (ALLDATA and E-Commerce)
All other sales	$ 41,166	$ 36,997	$ 173,980	156,286
% Increase vs. LY	11.3%	11.2%	11.3%	7.5%

	12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
	February 11, 2012	February 12, 2011	February 11, 2012	February 12, 2011
Domestic same store sales	5.9%	7.1%	5.2%	8.4%

Inventory Statistics (Total Stores)
	as of	as of
	February 11, 2012	February 12, 2011
Accounts payable/inventory	109.6%	104.4%

($ in thousands)
Inventory	$ 2,577,704	$ 2,418,751
Inventory per store	$ 530	$ 517
Net inventory (net of payables)	$ (247,169)	$ (105,788)
Net inventory / per store	$ (51)	$ (23)

	Trailing 5 Quarters
	February 11, 2012	February 12, 2011
Inventory turns	1.6x	1.6x
CONTACT: Financial:
         Brian Campbell
         (901) 495-7005
         brian.campbell@autozone.com

         Media:
         Ray Pohlman
         (866) 966-3017
         ray.pohlman@autozone.com